DRAFT FOR DISCUSSION PUPROSES


Changes in independent registered public accounting firm

On March 8, 2016, following a review of
independent registered public accounting firms, the Board of Trustees dismissed
PricewaterhouseCoopers LLP (PWC) as the
independent registered public accounting firm of the Cambria ETF Trust (Trust) and approved the engagement of Cohen Fund Audit Services, LTD as the new independent registered public accounting firm for the Trusts fiscal year ending April 30, 2016.

PWCs reports on the Trusts financial statements for the fiscal years ended April 30, 2014 and April 30, 2015 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal years ended April 30, 2014 and 2015 and the subsequent interim period through March 8, 2016, (i) there were no disagreements between the Trust and PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PWC, would have caused them to make reference to the disagreements in their reports on the financial statements for such fiscal years and (ii) there were no reportable events (as defined in Regulation S-K
304(a)(1)(v)).

The Trust has requested that PWC furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter is filed as an Exhibit to this Form N-SAR.

During the fiscal years ended April 30, 2014 and 2015 and the subsequent interim period through March 8, 2016, neither the Trust nor anyone on its behalf consulted Cohen Fund Audit Services, LTD concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trusts financial statements or (ii) the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).